NEWS RELEASE T. ROWE PRICE GROUP ADDS CYNTHIA SMITH AS INDEPENDENT DIRECTOR BALTIMORE, August 3, 2023 — T. Rowe Price Group, Inc. (NASDAQ-GS: TROW), announced today that its Board of Directors has elected Cynthia Smith as an independent director of the company. Smith is the senior vice president for regional business and distribution development of MetLife, Inc. (MetLife), one of the world’s leading financial services companies, providing insurance, annuities, employee benefits, and asset management. Previously, she held a variety of roles with MetLife, including institutional financial planning officer and chief financial officer of sales and service. Smith earned a B.A. in accounting from Aurora University and an M.B.A. from Benedictine University. She is a certified management accountant and a graduate of the executive management program at Smith College. Smith is a member of the boards of directors for Versant Health, a wholly owned subsidiary of MetLife, and MetLife Legal Plans, Inc., which is also owned by MetLife. QUOTE Rob Sharps, chief executive officer and president of T. Rowe Price Group, Inc. "We are pleased to announce Cynthia Smith as our newest director. Cynthia is an accomplished business leader and senior executive, and her expertise will be invaluable to T. Rowe Price Group and our stockholders, customers, associates, and the communities we serve.” ### ABOUT T. ROWE PRICE Founded in 1937, T. Rowe Price (NASDAQ: TROW) helps people around the world achieve their long-term investment goals. As a large global asset management company known for investment excellence, retirement leadership, and independent proprietary research, the firm is built on a culture of integrity that puts client interests first. Investors rely on the award-winning firm for its retirement expertise and active management approach of equity, fixed income, alternatives, and multi-asset investment capabilities. T. Rowe Price manages USD 1.40 trillion in assets under management as of June 30, 2023, and serves millions of clients globally. News and other updates can be found on Facebook, Instagram, LinkedIn, Twitter, YouTube, and troweprice.com/newsroom. T. ROWE PRICE CONTACTS: Public Relations Arminta Plater 410-577-2813 arminta.plater@troweprice.com